Exhibit 99.1


                                                                  PRESS RELEASE
                                                      Contact: Martin J. Landon
                                                                 (210) 255-6494

                                                          Elliot Sloane - Media
                                                               Sloane & Company
                                                                 (212) 446-1860


                             KINETIC CONCEPTS, INC.
                       ANNOUNCES ELECTION OF NEW CHAIRMAN


San Antonio, Texas, February 8, 2005 -- Kinetic Concepts, Inc. (NYSE:KCI), today announced that the board of directors has elected Ronald W. Dollens to serve as Chairman of the Board. Mr. Dollens has served as a director of KCI since 2000.

"We could not be more pleased that Ron has been elected to serve as Chairman of the Board. He is a seasoned healthcare professional who brings vast experience to the Chairmanship. We look forward to KCI's future under his leadership," said Dennert O. Ware, President and Chief Executive Officer of KCI.

Mr. Dollens is President, Chief Executive Officer and a director of Guidant Corporation, a corporation that pioneers lifesaving technology for millions of cardiac and vascular patients worldwide. He has served in that capacity since 1994. Mr. Dollens also held the position of President and Chief Executive Officer of Guidant's subsidiary, Advanced Cardiovascular Systems, Inc. Previously, he served as President of Eli Lilly and Company's Medical Devices and Diagnostics Division from 1991 until 1994. Mr. Dollens currently serves on the boards of Beckman Coulter, Inc., the Advanced Medical Technology Association, the Eiteljorg Museum, the Indiana Health Industry Forum, Alliance for Aging Research and Butler University. Mr. Dollens became a director of KCI in 2000 and he currently serves as chairman of the KCI compensation committee. His current term expires at the KCI annual shareholder meeting to be held in 2007.

"I am looking forward to the opportunity to continue serving KCI, its people and all of its stakeholders as Chairman of the Board," said Mr. Dollens.

KCI also announced that two of its current board members, Robert Jaunich II, and James T. Farrell, resigned from the Board. Messrs. Jaunich and Farrell are both managing partners of Fremont Partners, which, together with its affiliates, has been a major shareholder in KCI since the company went private in 1997. Over the last eighteen months, Fremont's ownership in the company has decreased from approximately 40% of outstanding shares, to approximately 6% as of February 7, 2005.

"With completion of KCI's transition to a stand-alone public company and with a strong operating board of directors, KCI thanks Fremont Partners for its contributions and wishes Fremont Partners well in its future endeavors," remarked Mr. Ware.

"It has been our distinct pleasure to serve on the Board of Directors and to be a part of the KCI success story since taking the company private in 1997. We have decided to step down from the Board of Directors in order to have more time to handle the affairs of Fremont Partners, its affiliates and other portfolio companies," said Mr. Jaunich.

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. The Company designs, manufactures, markets and services a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall cost of patient care by accelerating the healing process or preventing complications. The Company's advanced wound care systems incorporate our proprietary Vacuum Assisted Closure(R), or V.A.C.(R), technology, which has been clinically demonstrated to promote wound healing and reduce the cost of treating patients with serious wounds. The Company's therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address complications associated with immobility and obesity, such as pressure sores and pneumonia. The Company has an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

                                       2